Rand Logistics, Inc.

RAND LOGISTICS APPOINTS KIRK THOMPSON TO BOARD OF DIRECTORS

New York, NY – November 24, 2014 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced that its Board of Directors has appointed Kirk Thompson as a Class II director.  Mr. Thompson, the current Chairman of the Board of JB Hunt Transport Services Inc., brings the number of directors to six and is the first of two new independent directors being sought by Rand’s Board.

Michael Lundin, Non-Executive Chairman of Rand’s Board of Directors commented, “We are very pleased to welcome Kirk to the Board.  His strong experience and insights into the transportation and logistics industry as well as his executive leadership and board experience in transforming J.B. Hunt into one of the largest publicly held transportation logistics companies in North America, will be a valuable addition to our organization.”

Kirk Thompson has spent his entire 40 year career at JB Hunt guiding and growing its transportation business from the ground up.  He was named Chief Financial Officer in 1979, President and Chief Operating Officer in 1986, and the following year was elected Chief Executive Officer of the Company.  He has served on the Board of Directors since 1985 and assumed the position of Chairman in 2011.  Under Mr. Thompson’s leadership, J.B. Hunt grew from a $20 million trucking company to one of Forbes Magazine’s Best Managed Companies in America and Fortune’s America’s Most Admired Companies with current annual revenues of approximately $6 billion and a market equity capitalization approaching approximately $10 billion.

Mr. Thompson has a Bachelor of Science degree in Business Administration from the University of Arkansas and is a Certified Public Accountant.  He has served as a member of both the University of Arkansas Board of Advisors and the Board of Directors for the Arkansas Research Alliance.  He also served as a member of the Federal Reserve Bank of St. Louis Transportation Industry Council and as Trustee of GuideStone Financial Services which manages approximately $10 billion in assets.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and twelve self-unloading bulk carriers including four tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 12, 2014.

CONTACT: Rand Logistics, Inc. Laurence S. Levy, Executive Vice Chairman Edward Levy, President and CEO (212) 644-3450	-OR-	INVESTOR RELATIONS COUNSEL: Cameron Associates Alison Ziegler (212) 554-5469 alison@cameronassoc.com

###